AS FILED  WITH THE  SECURITIES  AND  EXCHANGE  COMMISSION  ON  FEBURARY  9, 2006
                                                     REGISTRATION NO. 333-114436


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       ON

                                    FORM S-8

                                       TO

                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                Sun Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

New Jersey                                                      52-1382541
(State or other jurisdiction of incorporation or              (I.R.S. Employer
   organization)                                             Identification No.)

                                226 Landis Avenue
                           Vineland, New Jersey 08360
                    (Address of Principal Executive Offices)
 Community Bancorp of New Jersey 1997 Stock Option Plan for Non-Employee Directors
             Community Bancorp of New Jersey 1997 Stock Option Plan
         Community Bancorp of New Jersey 1997 Employee Stock Option Plan
         Community Bancorp of New Jersey 1998 Employee Stock Option Plan
 Community Bancorp of New Jersey 2000 Stock Option Plan for Non-Employee Directors
         Community Bancorp of New Jersey 2000 Employee Stock Option Plan
                            (Full Title of the Plans)

                                  Dan A. Chila
                             Chief Financial Officer
                                226 Landis Avenue
                           Vineland, New Jersey 08360
                                 (856) 691-7700
                     (Name and address of agent for service)

                                   Copies to:
                               Richard Fisch, Esq.
                            Malizia Spidi & Fisch, PC
                             901 New York Avenue, NW
                                 Suite 210 East
                              Washington, DC 20001
                                 (202) 434-4660

                         CALCULATION OF REGISTRATION FEE

================================================================================
    Title of                            Proposed Maximum      Proposed Maximum        Amount of
Securities to        Amount to be            Offering        Aggregate Offering     Registration
be Registered       Registered (1)      Price Per Share(1)       Price (1)              Fee
-------------       --------------      ------------------       ---------              ---
Common Stock
$1.00 par value      333,858 shares           N/A                    N/A               (2)
per share

(1) The maximum number of shares of Common Stock issuable upon awards granted under: (i) the Community Bancorp of New Jersey 1997 Stock Option Plan for Non-Employee Directors, (ii) the Community Bancorp of New Jersey 1997 Stock Option Plan, (iii) the Community Bancorp of New Jersey 1997 Employee Stock Option Plan (iv) the Community Bancorp of New Jersey 1998 Employee Stock Option Plan, (v) the Community Bancorp of New Jersey 2000 Stock Option Plan for Non-Employee Directors, and (vi) the Community Bancorp of New Jersey 2000 Employee Stock Option Plan ((i)-(vi), collectively, the "Stock Option Plans") consists of 333,858 shares along with an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of the Registrant's Form S-4 Registration Statement (333-114436) on April 13, 2004.

         This amendment shall become effective in accordance with the provisions of Rule 464 promulgated under the Securities Act of 1933.

                                EXPLANATORY NOTE

         This Post-Effective Amendment No. 1 on Form S-8 amends the Registration Statement (File No. 333-114436) previously filed on Form S-4 (together with Pre-Effective Amendment No. 1, the "Original Registration Statement") by Sun Bancorp, Inc. (the "Company") in connection with the merger (the "Merger") of Community Bancorp of New Jersey ("Community") with and into the Company. The Original Registration Statement as amended by this Post-Effective Amendment No. 1 is referred to herein as the "Registration Statement."

         In connection with the filing of the Original Registration Statement, 3,429,624 shares of the common stock, par value $1.00 per share, of the Company ("Company Common Stock") were registered with the Securities and Exchange Commission (the "Commission") and the applicable filing fee was paid. The number of shares so registered pursuant to the Original Registration Statement were those shares expected to be distributed to the holders of common stock of Community ("Community Common Stock") and those shares which are necessary to be distributed, or reserved for issuance, to Community employees and directors in connection with (i) the Community Bancorp of New Jersey 1997 Stock Option Plan for Non-Employee Directors, (ii) the Community Bancorp of New Jersey 1997 Stock Option Plan, (iii) the Community Bancorp of New Jersey 1997 Employee Stock Option Plan, (iv) the Community Bancorp of New Jersey 1998 Employee Stock Option Plan, (v) the Community Bancorp of New Jersey 2000 Stock Option Plan for Non-Employee Directors, and (vi) the Community Bancorp of New Jersey 2000 Employee Stock Option Plan ((i)-(vi), collectively, the "Stock Option Plans").

         Pursuant to the Agreement and Plan of Merger, dated as of February 16, 2004, by and between the Company and Community (the "Merger Agreement"), each option to purchase Community Common Stock granted under the Stock Option Plans and outstanding as of the effective time of the Merger was converted into an option to purchase shares of Company Common Stock on substantially the same terms and conditions applicable under the Community Option Plans and related award agreement, except that the number of shares of Company Common Stock subject to each such option was adjusted to equal (a) the number of shares of Community Common Stock subject to such option multiplied by (b) 0.8715 (rounded down to the nearest whole share), and the exercise price per share was adjusted to equal (x) the exercise price of the shares of Community Common Stock that were purchasable pursuant to such option divided by 0.8715 (rounded to the nearest whole cent).

         The Merger was completed on July 8, 2004.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information

         Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Community Stock Option Plans in accordance with Rule 428(b)(1). In accordance with Rule 424 and in reliance on Rule 428, such documents are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements. The Company will maintain a file of such documents for a period of five years after the date on which such documents are last used as part of the prospectus used to offer or sell shares of the Company Common Stock pursuant to the Stock Option Plans. Upon request, the Company will furnish the Commission or its staff a copy of any or all such documents included in this file.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2004.

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

         (c) The Company's Current Reports on Form 8-K filed on January 25, 2005, January 25, 2005, March 17, 2005, April 14, 2005, May 18, 2005, June 17,
2005,  July 21,  2005,  August 12,  2005,  August 26,  2005,  October 18,  2005,
December 9, 2005, December 20, 2005, January 20, 2006 and January 25, 2006.

         (d) The description of the Company Common Stock set forth in its Registration Statement on Form 8-A filed with the Commission on June 28, 1996.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not Applicable

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 14A:3-5 of the New Jersey Business Corporation Act describes those circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

         Article VI of the Bylaws of the Company, requires indemnification of directors, officers, employees or agents of the Company to the full extent permissible under New Jersey law.

         The registrant believes that these provisions assist the registrant in, among other things, attracting and retaining qualified persons to serve the registrant and its subsidiary. However, a result of such provisions could be to increase the expenses of the registrant and effectively reduce the ability of stockholders to sue on behalf of the registrant because certain suits could be barred or amounts that might otherwise be obtained on behalf of the registrant could be required to be repaid by the registrant to an indemnified party.

         Under a directors' and officers' liability insurance policy, directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

         The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by the person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions of the Articles of Incorporation or the Bylaws.

         Additionally, the Company has in force two directors and officers liability policies for claims directly against directors and officers and for claims where the Company is required to indemnify directors and officers. The first policy is underwritten by Fidelity and Deposit Company of Maryland with a $15.0 million aggregate limit of liability and an aggregate deductible of $150,000 per loss. The second policy is underwritten by Gulf Insurance Company with a $5.0 million aggregate limit of liability in excess of the first $15 million, with no additional deductible.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("1933 Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

Item 9.  Undertakings.

         A. The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report on Form 10-K pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vineland, State of New Jersey, on February 9, 2006.



                                                SUN BANCORP, INC.


                                                By: /s/Dan A. Chila
                                                    ----------------------------
                                                    Dan A. Chila
                                                    Executive Vice President and
                                                    Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities on February 9, 2006.


/s/Dan A. Chila, Power of Attorney                   /s/Dan A. Chila, Power of Attorney
----------------------------------                   ----------------------------------
Bernard A. Brown                                     Thomas A. Bracken
Chairman                                             President, Chief Executive Officer and
                                                     Director

/s/Dan A. Chila, Power of Attorney                   /s/Dan A. Chila, Power of Attorney
----------------------------------                   ----------------------------------
Ike Brown                                            Sidney R. Brown
Director                                             Vice Chairman, Secretary and Treasurer

/s/Dan A. Chila, Power of Attorney                   /s/Dan A. Chila, Power of Attorney
----------------------------------                   ----------------------------------
Jeffrey S. Brown                                     Peter Galetto, Jr.
Director                                             Director

/s/Dan A. Chila, Power of Attorney
----------------------------------                   ----------------------------------
Douglas J. Heun                                      Charles P. Kaempffer
Director                                             Director

/s/Dan A. Chila, Power of Attorney
----------------------------------                   ----------------------------------
Anne E. Koons                                        Eli Kramer
Director                                             Director




/s/Dan A. Chila, Power of Attorney
----------------------                               -------------------------------
Alfonse M. Mattia                                    John A. Fallone
Director                                             Director

/s/Dan A. Chila, Power of Attorney                   /s/Dan A. Chila, Power of Attorney
----------------------                               -------------------------------
George A. Pruitt                                     Anthony Russo, III
Director                                             Director

/s/Dan A. Chila, Power of Attorney
----------------------------------                   ----------------------------------
Edward H. Salmon                                     Howard M. Schoor
Director                                             Director


/s/Dan A. Chila
----------------------------------
Dan A. Chila
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

----------------------
*   Signed pursuant to power of attorney.

                                  EXHIBIT INDEX

         The  following   exhibits  are  filed  as  part  of  this  registration
statement:

         2 Agreement and Plan of Merger by and between Sun Bancorp, Inc. and Community Bancorp of New Jersey (included as Exhibit A to the joint proxy statement/prospectus filed as part of this registration statement).**

         3(a) Amended and Restated Certificate of Incorporation of Sun Bancorp, Inc. *

         3(b)  Amended and Restated Bylaws of Sun Bancorp, Inc. *

         5 Opinion of Malizia Spidi &Fisch, PC as to the legality of the securities being registered **

         8     Tax Opinion of Malizia Spidi &Fisch, PC  **

         23    Consent of Deloitte & Touche LLP (with  respect to Sun  Bancorp,
               Inc.)

         24    Powers of Attorney (reference is made to the signature page)**

-----------------------
          *    Incorporated by reference to Sun Bancorp's Registration Statement on Form S-3 (Registration No. 333-109636).
          **   Previously filed.